WINFIELD CAPITAL CORP.
                              237 MAMARONECK AVENUE
                          WHITE PLAINS, NEW YORK 10605
                                 (914) 949-2600


                                November 1, 1998

Mr. David Greenberg
c/o Winfield Capital Corp.
237 Mamaroneck Avenue
White Plains, New York 10605

Dear Mr. Greenberg:

            This letter (the "Agreement") sets forth the agreement between you and Winfield Capital Corp. (the "Company"), pursuant to which you are to be employed as a Managing Director of the Company.

            1. TERM. The term of this Agreement shall commence on the date hereof (the "Effective Date") and shall continue until the close of business on the day immediately preceding the two (2) year anniversary of the Effective Date unless it is sooner terminated as provided herein.

            2. NATURE OF ENGAGEMENT. You shall serve as part of the executive management team of the Company and as a Managing Director of the Company, and in that connection you shall perform such functions and duties commensurate with the office of a Managing Director which the Board of Directors may reasonably assign to you from time to time, including, but not limited to, soliciting, reviewing and recommending investment opportunities for the Company.

            3. SCOPE OF EMPLOYMENT. You will devote substantially all of your time and efforts during normal business hours (other than vacation periods) to the business of the Company; it being understood by the Company that you may be on a regular basis engaging in other non-competitive business activities; provided, however, that you may not make investments and/or loans that qualify as the type of transaction that the Company, as a small business investment company, may conclude, except as otherwise permitted pursuant to formal or informal policies of the Company; and further provided, that you may not own, as an investment, publicly traded securities of any corporation or other entity which competes with the business of the Company if such securities, in the aggregate, constitute more than 5% of any class of outstanding securities of such corporation or other entity.

            4. COMPENSATION.


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                  (a) GENERAL. In consideration of your obligations hereunder, the Company shall pay you a salary (the "Salary") at the rate of One Hundred Ninety-Eight Thousand Dollars ($198,000) for the first twelve-month period hereunder, and at the rate of Two Hundred Seven Thousand Nine Hundred Dollars ($207,900) for the second twelve-month period hereunder, and in such case plus other benefits as are set forth in Paragraph 6 of this Agreement.

                  (b) PAYMENT. Your Salary shall be payable at the annual rate during the term hereof in equal installments not less frequently than monthly and shall be subject to withholding for federal income taxes, social security and where applicable, state and city income, unemployment compensation and all other applicable taxes.

                  (c) DISABILITY. Disability is defined as a physical or mental illness, incapacity or infirmity as the result of which you are unable to perform your duties hereunder for a continuing period of at least six (6) months, which physical or mental illness, incapacity or infirmity shall be determined by a reputable licensed physician selected by you and approved by the Company and who is Board-certified in the specialty most closely related to the nature of the mental and/or physical disability alleged to exist.

            5. AUTOMOBILE. Either on a purchase or lease basis (subject to a maximum lease price of $750 a month plus excess lease mileage charges), the Company will provide and maintain for your use during the term of this Agreement one new automobile. The Company shall pay for automobile insurance, gasoline, repair, garaging and upkeep expenses.

            6. OTHER BENEFITS.

                  (a) BENEFIT PLAN. You shall be entitled to participate in all pension, insurance, medical, disability, 401(k) and other employee benefit plans and programs generally provided by the Company to its executive officers from time to time. The Company shall pay the premiums on all major medical insurance policies covering you and the members of your immediate family while you are employed hereunder and will provide you with accident, health and life insurance comparable to that maintained by the Company for its executive officers. In the absence of any such plan, the Company will reimburse you for your costs in obtaining medical, health and disability benefits. The Company will at all times maintain for the benefit of your designated beneficiaries term life insurance on your life in an amount equal to no less than $1,000,000, or, in lieu thereof, at your option, pay an amount equal to the annual premium due on such term life insurance to an insurance company of your choice with respect to any policy on your life as you may designate.

                  (b) VACATION. You shall be entitled to six (6) weeks paid vacation in each twelve-month period during the term hereof at such time as shall be convenient for the Company and you. You shall be entitled to the benefits of the Company's policies involving sick leave and holidays.

                  (c) EXPENSES. The Company shall pay or reimburse you for all reasonable expenses paid by you during the term of this Agreement in the performance of your


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duties hereunder (including, but not limited to, legal fees incurred by you in connection with the execution of this Agreement and any fees incurred, legal or otherwise, relating to enforcement of this Agreement), upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require from time to time.

                  (d) SUPPORT STAFF. You will be entitled to receive secretarial, clerical and other support services from the Company, including, but not limited to, a private office.

                  (e) BONUS PLANS AND STOCK OPTION PLANS. If the Company adopts any bonus plans and/or stock option plans that includes executive officers of the Company, you will be eligible to participate in such plans on an equitable basis.

            7. TERMINATION.

                  (a) BY THE COMPANY "FOR CAUSE". If the Company terminates your employment "for cause" you will be entitled to receive: (i) your accrued Salary for the period ending on the effective date of the termination of your employment, which amount shall be payable in the manner described in Paragraph 4(b); and (ii) any other compensation or benefit under any plan maintained by the Company for its executive officers, and in which you were participating at the time your employment was terminated, but only in accordance with the terms of such plans.

                  (b) DEATH. If you die during the term of your employment hereunder, the Company will pay your personal representatives, legatee, appointee or distributee, as the case may be: (i) a $5,000 lump sum death benefit payable within 30 days of the date of your death; (ii) your accrued Salary for the period ending on the last day of the month in which your death occurs which amount shall be payable in the manner described in Paragraph 4(b); and (iii) any other compensation or benefit under any plan maintained by the Company for its executive officers and in which you were participating at the time of your death, but only in accordance with the terms of such plans.

                  (c) DISABILITY. Either you or the Company may terminate your employment hereunder as a result of a Disability. If your employment is terminated pursuant to this Paragraph 7(c), you will be entitled to receive: (i) your accrued Salary paid in accordance with the provisions of Paragraph 4(b) for the period ending on the effective date of the termination of your employment; and (ii) any other compensation or benefit under any plan maintained by the Company for its executive officers and in which you are participating, but only in accordance with the terms of such plans.

                  (d) BY YOU. If you voluntarily terminate your employment with the Company for any reason other than (i) as a result of your Disability pursuant to Paragraph 7(c) or (ii) pursuant to Paragraph 8(a), you shall be entitled to receive: (x) your accrued Salary for the period ending on the effective date of the termination of your employment which amount shall be payable in the manner described in Paragraph 4(b); and (y) any other compensation or benefit


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under any plan maintained by the Company for its executive officers, and in which you are participating, but only in accordance with the terms of such plans.

                  (e) BY THE COMPANY FOR ANY REASON OTHER THAN DEATH, DISABILITY OR "FOR CAUSE" OR BY YOU PURSUANT TO PARAGRAPH 8(a). If the Company terminates your employment for any reason other than Death, "for cause," or for Disability pursuant to Paragraph 7(c), or if you terminate your employment with the Company pursuant to Paragraph 8(a), you shall be entitled to receive: (i) your accrued Salary for the period ending on the effective date of the termination of your employment which amount shall be payable in the manner described in Paragraph 4(b); (ii) an amount equal to the balance of your Salary as provided under Paragraph 4 for the remaining term of the Agreement commencing on the effective date of the termination of your employment and ending on the Expiration Date; and (iii) any other compensation or benefits under any plan maintained by the Company for its executive officers, and in which you were participating at the time your employment was terminated, but only in accordance with the terms of such plans and programs. The amounts to which you shall be entitled under this subparagraph (e) shall be paid to you in a lump sum within 10 days after the termination of your employment; such amounts shall be deemed damages and not a penalty.

                  (f) "FOR CAUSE". As used in this Agreement, the following actions or events shall be the exclusive grounds for termination of your employment "for cause": (i) your failure or refusal to perform your duties hereunder (other than a failure or refusal resulting from your incapacity due to physical and/or mental illness), which continues for a period of more than twenty days after written notice by the Company to you of the acts constituting such failure or refusal and provided that you are given an opportunity to present such matter to the Board, (ii) your conviction of a felony directly and materially affecting the Company, (iii) your inability to perform your duties hereunder as a result of chronic alcoholism or drug addiction, (iv) your conviction or any crime of dishonesty or theft involving the Company, or (v) your gross negligence or willful misconduct.

            8. ADDITIONAL PROVISIONS APPLICABLE TO TERMINATION.

                  (a) CERTAIN EVENTS CONSTITUTING TERMINATION WITHOUT Cause. For purposes of Paragraph 7(e) hereof, you will be entitled to elect that the Company shall have terminated your employment without cause upon the happening of any of the following events: (i) a substantial diminution in your duties from those currently performed by you, (ii) a substantial reduction in your authority from that then currently exercised by you, (iii) a change in control of the Company, whether it is caused by the acquisition of a majority of the outstanding shares of Common Stock of the Company or a change in a majority of the directors of the Company, to which you object, or (iv) any material failure (other than a failure to make payments) by the Company to comply with any of the provisions of this Agreement, which change or failure, as the case may be, continues unremedied for thirty (30) days after you have given the Board written notice of such change or failure which notice specifies in detail the change or failure, as the case may be. You shall evidence such election by notice in writing to the Company within 30 days after you receive notification of any of such events; conversely, if you have concluded in good faith that any of the events referred to in clauses (i) through (iv)


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hereof shall have occurred, you shall be entitled to serve notice upon the
Company and termination will be deemed to have occurred under this subparagraph
(a) if cure shall not have been effected within 30 days after such notice.

                  (b) NOTICE. Except in the case of termination "for cause" which shall be effective immediately upon written notice thereof which notification shall state the reasons for such termination, the party desiring to terminate your employment hereunder shall notify the other party hereto in writing at least 60 days before the effective date of the termination of your employment hereunder which notification shall state the reasons for such termination and the effective date of the termination of your employment.

            9. CONFIDENTIALITY.

                  (a) Except as required by subpoena or judicial edict, during your employment hereunder and thereafter for one year, you will not disclose, communicate or divulge to any person (other than to officers or employees of the Company whose duties require such knowledge or to officers or employees of other entities if the purpose of such disclosure is to further the Company's business with such entities and is reasonably required therefor) or use for your personal benefit or the benefit of anyone other than the Company, any confidential information employed in or proposed to be employed in the Company's business which comes to or came to your knowledge in the course of or by reason of your prior employment by the Company and which is not otherwise in the public domain.

                  (b) Upon the termination of your employment hereunder, you promptly will deliver to the Company all memoranda records, reports and other documents (and all copies thereof) relating to the Company's business, which you may then possess or have under your control.

            10. ADDITIONAL PROVISIONS.

                  (a) NON-ASSIGNABILITY. Neither you nor the Company may assign this Agreement without the consent of the other party hereto.

                  (b) INTEREST. If the Company fails to pay you the compensation provided in Paragraph 7 when due, all unpaid amounts owed by the Company to you under such paragraph of this agreement shall bear interest at the lower of (i) the rate of 2% over the rate publicly announced, from time to time, by The Chase Manhattan Bank, N.A. in New York, New York as its "prime rate" or (ii) the highest rate permitted by law, from the date due until paid.

                  (c) NOTICES. All notices or statements required or permitted to be given hereunder shall be in writing and shall be given either personally, or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, addressed to the Company at its principal offices and to you at your address set forth on page 1 hereof or at such other address as either party shall designate by notice to the other in the manner provided herein for giving notice. All notices and statements shall be


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deemed to have been given (i) on the date of delivery, if delivered personally;
(ii) one business day after delivery to a nationally recognized courier service if marked for next business day delivery; or (iii) five business days after the date of mailing, if mailed.

                  (d) INJUNCTION. You agree that violations of Paragraph 9 may cause irreparable injury to the Company for which the remedy at law is not adequate, and the Company shall be entitled to preliminary, permanent and other injunctive relief against any breach of the provisions of Paragraph 9.

                  (e) ARBITRATION. Except as provided in subparagraph (d) hereof, any dispute or controversy arising out of or relating to this Agreement, or any breach of this Agreement, shall be settled by arbitration to be held in the City of New York in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the New York State courts for this purpose. In any such arbitration, the parties waive personal service of any process or other papers and agree that service thereof may be made in accordance with Paragraph 10(c).

                  (f) AMENDMENTS. This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

                  (g) HEADINGS. All descriptive headings of the several paragraphs or subclauses of this Agreement are inserted for convenience only and shall be given no effect in the construction of this Agreement.

                  (h) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (i) SEVERABILITY. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of this Agreement and provision, as the case may be, shall nevertheless remain in full force and effect.

                  (j) ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the Company and you with respect to the subject matter hereof.

                  (k) GOVERNING LAW. This Agreement and all of the provisions hereof will be governed by and construed and enforced in accordance with the laws of the State of New York as an agreement made and to be performed entirely within such State.


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                  (l) INDEMNIFICATION. For so long as you are an officer of the
Company, the Company shall not amend its bylaws or Certificate of Incorporation so as to amend its existing policies as to indemnification of officers and directors of the Company without your prior written consent; provided that you shall be deemed to have given such consent with respect to any such amendment as may be required by law, rule or regulation applicable to the Company.

            If the foregoing is acceptable to you, kindly execute a copy of this letter and return it to the Company, whereupon it shall become binding upon you and the Company.

                                       Very truly yours,

                                       WINFIELD CAPITAL CORP.


                                       By: /s/ PAUL A. PERLIN
                                          -------------------
                                               Paul A. Perlin
                                               Chief Executive Officer


ACKNOWLEDGED AND
AGREED TO THIS 24TH DAY
OF JUNE, 1999, EFFECTIVE
AS OF THE EFFECTIVE DATE



By: /s/ DAVID GREENBERG
   --------------------
        David Greenberg



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